Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (“Agreement”) is made and entered by and between Mitchell E. Hersh (“Hersh”) and Mack-Cali Realty Corporation (the “Company”).

WHEREAS Hersh and the Company are parties to an Amended and Restated Employment Agreement entered into as of July 1, 1999 (the “Employment Agreement”), an Indemnification Agreement, dated October 22, 2002 (“Indemnification Agreement”) and certain other understandings and arrangements including, without limitation, a Deferred Retirement Compensation Agreement (the “Deferred Award Agreement”), a Multi-Year Performance Award Agreement (the “Multi-Year Award Agreement”), and an Amended and Restated TSR-Based Performance Award Agreement, (the “TSR Award Agreement”), each such award agreements with a Grant Date of January 1, 2013 (all such other understandings and agreements whether or not itemized herein collectively are referred to as the “Understandings”); and

WHEREAS, during his employment with the Company, Hersh has also received from the Company certain equity awards including, without limitation, shares of restricted common stock of the Company, and/or units of common stock of the Company (collectively “Awards”); and

WHEREAS, the Company has advised Hersh that his employment has been terminated without cause within the meaning thereof in his Employment Agreement and Hersh has agreed, at the Company’s request that, notwithstanding such termination without cause, he shall continue to remain employed by the Company and occupy the same position on the terms set forth herein and for the term set forth herein.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, Hersh and the Company agree as follows:

1.              Hersh’s cessation of employment with the Company and from all offices, positions, directorship, and/or fiduciary responsibilities of any nature or description with the Company, its affiliates and/or any of their subsidiaries shall be effective as of May 11, 2015, or, if requested by the Company prior to such date, such cessation of employment shall be deferred and shall be effective as of June 30, 2015 (the applicable date referred to herein as the “Termination Date”).  In addition, Hersh acknowledges and agrees that he shall not be nominated and shall not stand for reelection to the Board of Directors of the Company at the Company’s 2015 annual meeting.  The Company retains the right to cause the cessation of Hersh’s employment with the Company, with or without cause, provided however, that no cessation of Hersh’s employment shall limit, diminish or otherwise excuse any of the Company’s obligations under this Agreement, including the Company’s obligation to make the payments set forth in Paragraph 2 hereof, including Paragraph 2(h).  The Parties acknowledge and agree that, notwithstanding that Hersh’s employment has been terminated without cause, he shall nonetheless be entitled to cause the cessation of his continued employment for Good Reason (as that term is defined in the Employment Agreement, without giving effect to clause (G) of such definition), for actions of the Company hereafter that would constitute a basis for such resignation for Good Reason, provided, however, that (i) the hiring or appointment by the Company of a new Chief Executive Officer and changes made in connection with such action shall not constitute “Good Reason,” including, without limitation, any related changes in Hersh’s duties, responsibilities, reporting obligations, titles or authority, provided further, however, that such related changes in Hersh’s duties, responsibilities and reporting obligations shall not result in Hersh’s duties, responsibilities and reporting obligations being in the aggregate inconsistent with those of the senior-most executive officer of the Company other than the new Chief Executive Officer (and if such duties, responsibilities and reporting obligations shall be so inconsistent, it shall constitute Good Reason), and (ii) the cessation or termination of Hersh’s employment with the Company for any reason or any such resignation by Hersh for Good Reason shall not entitle Hersh to any rights or benefits in addition to those set forth in this Agreement.  In the event of any cessation of Hersh’s employment by the Company for any reason or cessation by Hersh of his continued employment for Good Reason, as set forth above, the Termination Date shall be the date of such cessation of employment.  In the event that Hersh shall die prior to the Termination Date or shall become disabled (but solely if such disability is determined to be the payment event under Section 409A of the Code) prior to the Termination Date, the date of his death or such disability shall be deemed the Termination Date for purposes of this Agreement.  For the avoidance of doubt, the parties hereto agree that because of Hersh’s continued service to the Company, he shall not incur a separation for service as determined pursuant to Section 409Aof the Internal Revenue Code and regulations thereunder until the Termination Date.

2.              In full and final satisfaction of any amounts due or which could be due Hersh pursuant to the Employment Agreement, the Understandings or otherwise, it is agreed as follows:

(a)         The Company will pay Hersh any (i) accrued yet unpaid Annual Base Salary (as defined in the Employment Agreement) through the Termination Date, payable as and when such Annual Base Salary would otherwise be payable under the Company’s normal payroll processing; (ii) Incentive Compensation/Bonuses (as defined in the Employment Agreement) for 2014, if earned by Hersh based on the terms and conditions of the bonus program in effect (the “Bonus Program”) and subject to the satisfaction of the performance targets previously established by Company’s Executive Compensation and Option Committee for Hersh for 2014 under the Bonus Program, payable as and when such Incentive Compensation/Bonuses are payable pursuant to the terms and conditions of the Bonus Program, and (iii) Incentive Compensation/Bonuses for 2015, prorated for the actual days of Hersh’s employment with the Company during 2015 through and including the Termination Date, if such Incentive Compensation/Bonus would be earned by Hersh based on the terms and conditions of the Bonus Program (excluding, for the avoidance of doubt, the requirement that Hersh remain with the employ of the Company at the time of payment), and subject to the satisfaction of the same performance targets previously established by Company’s Executive Compensation and Option Committee for Hersh for 2014 under the Bonus Program, payable as and when such Incentive Compensation/Bonuses are payable pursuant to the terms and conditions of the Bonus Program; provided however that the foregoing clauses 2(a)(ii) and 2(a)(iii) shall be of no force or effect, and Hersh shall not be entitled to, nor shall the Company be obliged to pay any Incentive Compensation/Bonuses pursuant to such clauses, in the event that prior to the Termination Date but after the Effective Date, Hersh shall have committed any act which (A) would constitute Cause for termination (as defined in the Employment Agreement), (b) could reasonably be expected to cause material injury to the Company’s reputation or business, or (c) could reasonably be expected to materially interfere with the operations or management of the Company, including, without limitation, with respect to executive succession planning, long term strategic planning, and/or investor, shareholder, lender, vendor, consultant, employee or other business relations of the Company;

(b)         Notwithstanding anything to the contrary in the Employment Agreement, the Understandings or otherwise, the Company will pay Hersh a termination payment equal to $8,000,000 (the “Fixed Amount”), at such time as set forth in Paragraph 2(h) below;

(c)          The Company will reimburse Hersh for any unreimbursed expenses that have been incurred prior to the Termination Date, pursuant to the Company’s expense reimbursement policy as in effect from time to time, within 60 days following the Termination Date;

(d)         Until the Termination Date, Hersh and his eligible dependents shall continue to participate as they currently do in the Company’s health, medical, dental and vision plans.  For the four (4) year period beginning on the Termination Date (the “Insurance Coverage Period”), the Company shall continue Hersh’s and his eligible dependents’ participation in the Company’s health, medical, dental and vision plans in which senior executives of the Company participate on the same terms as such senior executives participate.  Thereafter, Hersh shall have the right to elect continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended; if, at any time during the Insurance Coverage Period Hersh and/or his dependents cannot participate in the Company’s medical plan in active participant status without jeopardizing the tax status of such plans, for underwriting reasons or because of the tax impact on Hersh, the Company shall pay Hersh, on a monthly basis, the cost of securing a policy or policies with substantially similar coverage as that previously afforded Hersh and/or his dependents for the remaining term of the Insurance Coverage Period, together with an amount sufficient to fully pay any tax liabilities incurred by Hersh as a result of this provision (i.e., a full tax gross up payment).

(e)     Notwithstanding anything to the contrary in the Multi-Year Award Agreement, 210,000 shares of the Company’s common stock subject to such agreement will be accelerated and shall vest on the Termination Date, and shall be distributed to Hersh at such time as set forth in Paragraph 2(h).  In addition, the Company will pay Hersh an amount equal to the sum of (i) $504,000, plus (ii) the product of (x) 210,000 multiplied by (y) the aggregate amount of dividends on the Company’s common stock that are declared and paid between the date of this Agreement and the Termination Date, which amounts in the aggregate shall represent all dividends declared and paid with respect to such shares (the “Dividend Payment”), at such time as set forth in Paragraph 2(h);

(f)           Notwithstanding anything to the contrary in the TSR Award Agreement, 675 performance shares subject to the TSR Award Agreement will be accelerated and shall vest on the Termination Date, for which the Company shall issue to Hersh a total of 41,811 shares of the Company’s common stock (the “Deferred Shares”), which shall be inclusive of dividends with respect to such performance shares, at such time as set forth in Paragraph 2(h); and

(g)          Notwithstanding anything to the contrary in the Deferred Award Agreement, the Company will pay Hersh $2,311,791.78 (the “Deferred Amount”), in respect of all amounts payable to Hersh in connection with the Deferred Award Agreement, at such time as set forth in Paragraph 2(h).

(h)         Prior to the Termination Date, the Company will establish a “Rabbi Trust” pursuant to a form of agreement substantially similar to the form that has been used by the Company in similar circumstances.  Immediately following the establishment of such Rabbi Trust, in order to fund the trust, the Company will (1) wire transfer to the account designated by the Company with the consent of Hersh an amount (hereinafter referred to as the “Cash Termination Payment”) equal to the sum of (A) the Fixed Amount, (B) the Deferred Amount, (C) the Dividend Payment, plus (D) interest on (i) the Fixed Amount, (ii) the Deferred Amount, and (iii) the Dividend Payment, in each case, from the Termination Date to the Scheduled Payment Date (as hereinafter defined) at an annual rate equal to the prime rate (the “Prime Rate”) as set forth in the

Eastern edition of The Wall Street Journal on the business day immediately preceding the Termination Date, and (2) transfer the Deferred Shares to an account established by the trustee.  The Cash Termination Payment and the Deferred Shares shall be held in the Rabbi Trust pursuant to the terms of the agreement to be entered into as set forth above.  No later than the earlier to occur of (X) six months and one day following the Termination Date (the “Scheduled Payment Date”), and (Y) within 5 business days following Hersh’s date of death or within 5 business days following the date of Hersh’s disability but solely if such disability is determined to be the payment event under Section 409A of the Code (such earlier to occur date is hereinafter referred to as the “Actual Payment Date”), the Company will advise Hersh and the trustee of the required applicable federal and state income and employment tax withholding at the rates then in effect (the “Applicable Withholding”) on the Cash Termination Payment and the Deferred Shares. Upon receiving advice of the Applicable Withholding on the Cash Termination Payment and the Deferred Shares, the trustee shall pay to the Company an amount in cash and/or Deferred Shares equal to such Applicable Withholding, following which the balance of the Cash Termination Payment and the Deferred Shares shall be released from the trust and paid to Hersh or his estate, as the case may be. In the event that the Company shall fail to advise Hersh and the trustee of the Applicable Withholding by the Actual Payment Date, the trustee shall be authorized to withhold an amount equal to the then statutory withholding requirements on bonus compensation, pay-over such amount to the Company in cash and/or Deferred Shares, and release the balance of the Cash Termination Payment and the Deferred Shares to Hersh. The Company shall remit such Applicable Withholding (or the amount remitted to the Company by the trustee should the Company fail to advise the trustee of the Applicable Withholding as provided above) to the appropriate taxing authorities when the same is due.  The Company’s payment obligation contained herein is unconditional (except for the delivery by Hersh of the Release set forth in Paragraph 3(b) hereof) and shall not be subject to any offset, claim of breach or any other claimed defense to the obligation to make the payments required herein.

It is understood and agreed that all payments hereunder shall be subject to all required deductions and withholdings, and that vesting of shares of Company common stock itemized in 2(e) and 2(f) shall be governed by, except as otherwise provided herein, the terms and conditions of the respective award agreements.

3.                                      (a)                                 Hersh understands and agrees that the Company may believe that he is receiving compensation, payments and/or benefits under this Agreement that are in excess of those to which he is now, or to which in the future he may be entitled, from the Company and/or Company Releasees (as defined in Paragraph 5), and that such compensation, payments and benefits are being provided to him in consideration of his acceptance and execution of, and in reliance upon his representations in, this Agreement.  Without agreeing or disagreeing with the Company’s belief, Hersh acknowledges that such consideration is adequate and satisfactory to him.

(b)                                 As the sole condition precedent to receipt of the Cash Termination Payment and other benefits provided for in Paragraph 2 hereof, Hersh agrees to execute and deliver to the Company, on or within 30 days after the Termination Date, a release in the form attached hereto as Exhibit B (the “Release”) releasing any and all claims Hersh may have against the Company and/or any Company Releasee (as defined in Paragraph 5) through and including the Termination Date.  The Company, in turn, will provide a release in favor of Hersh, which shall be in the same form as the release provided in Paragraph 5(c), except that the period covered thereby shall be through and including the Termination Date.  Except for the execution and delivery by Hersh of the Release in accordance with this Paragraph 3(b), the Company’s obligation to pay and Hersh’s entitlement to receive the Cash Termination Payment and the other benefits provided for in Paragraph 2, is unconditional,

4.              Except for all of the payments and benefits provided for in Paragraph 2 hereof, any 401(k) plan or other vested benefits due to Hersh pursuant to the terms and conditions of any employee benefit plan in which Hersh was a participant on or prior to the Termination Date (but not including the Awards and Understandings), and any benefits that are due or may be due to Hersh under any health and welfare plan of the Company in which Hersh was a participant on or prior to the Termination Date, Hersh acknowledges and agrees that he is entitled to no other compensation, payments, or benefits from the Company and/or the Company Releasees (as defined in Paragraph 5) of any kind or nature whatsoever, including, without limitation, pursuant to the Employment Agreement (other than pursuant to Paragraph 15(a) thereof), pursuant to the Understandings, pursuant to the Awards, and/or for salary, tips, severance pay, fringe benefits, vacation pay, bonuses, incentive compensation, sick pay, insurance, disability insurance, medical benefits, paid or unpaid leave, severance, vesting of equity awards, performance award or payments or any other allowance, payment, grant, award or benefit of any nature or description, provided however that nothing herein shall affect Hersh’s rights pursuant to the Indemnification Agreement, and rights to indemnification, advancement, defense or reimbursement pursuant to any applicable D&O policies or any similar insurance policies, the Company’s amended and restated by-laws as amended or applicable law.

5.                                      (a)                                 In further consideration of the covenants undertaken herein by the Company, including, without limitation, the payments described in Paragraph 2, Hersh hereby waives, releases and forever discharges the Company and any of its predecessors, parents, subsidiaries, affiliates, and related companies, and all of his, its and/or their respective past and present parents, subsidiaries and affiliates, and all of their past and present employees, directors, officers, members, attorneys, representatives, insurers, agents, shareholders, successors, and assigns (individually and collectively “Company Releasees”), from and with respect to any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which Hersh now has, ever had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to Hersh, from the beginning of time until the Effective Date of this Agreement, as defined in Paragraph 16.  Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right asserted or which could have been asserted by Hersh against the Company and/or based upon or arising under any federal, state or local tort, fair employment practices, equal opportunity, or wage and hour laws, including, but not limited to, the common law of the State of New York and the State of New Jersey, Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, the New York City Human Rights Law, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Equal Pay Act, the Fair Labor Standards Act, the New York Labor Law, the New Jersey Law Against Discrimination, the New Jersey Wage and Hour Law, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act and the Employee Retirement Income Security Act, including all amendments thereto.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Hersh of:  (i) any claim or right that may arise after the Effective Date of this Agreement, as defined in Paragraph 16; (ii) any claim or right Hersh may have under this Agreement; (iii) any 401(k) plan benefits or other vested benefits due to Hersh pursuant to the terms and conditions of any Company employee benefit plan in which Hersh was a participant on or prior to the Termination Date (but not the Awards or Understandings); (iv) any benefits that are due or may be due to Hersh under any health and welfare plan of the Company in which Hersh was a participant on or prior to the Termination Date; (v) any claim or right Hersh may have under Section 15(a) of the Employment Agreement; or (vi) any claim or right Hersh may have pursuant to the Indemnification Agreement, or to indemnification, advancement, defense or reimbursement pursuant to any applicable D&O policies or any similar insurance policies, the Company’s amended and restated by-laws as amended or applicable law.

(b)                                 Hersh represents and affirms that (i) he has not commenced, maintained, prosecuted, or participated in any complaint, claim or action against the Company and/or the Company Releasees, in any court or before any administrative, investigative or arbitral body or agency, (ii) that to the best of Hersh’s knowledge and belief, there is no outstanding claim or demand for relief against the Company and/or the Company Releasees by Hersh or any person, organization, or entity acting on Hersh’s behalf, and (iii) that Hersh will not in the future commence, maintain, prosecute or participate in any complaint, claim of any nature or description or action, against the Company or any Company Releasee for any claim released herein in any court or before any administrative, investigative or arbitral body or agency.  Notwithstanding the foregoing, this Agreement does not extend to those rights, which as a matter of law cannot be waived.

(c)                                  In further consideration of the covenants undertaken herein by Hersh, the Company hereby waives, releases and forever discharges Hersh and his heirs, representatives, attorneys, agents, successors, and assigns from and with respect to any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which the Company now has, ever had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to the Company, from the beginning of time until the Effective Date of this Agreement, as defined in Paragraph 16, other than claims that the Company does not know of, or have reason to know of, for misappropriation of material assets by Hersh.  The Company represents and warrants that it is not aware of any basis for any claim against Hersh, that it is not aware of any facts that would support any basis for a termination of Hersh’s employment for cause, as that term is defined in the Employment Agreement, and the Company further represents, and warrants that in the event it should become aware of any facts giving rise to any claim against Hersh that is not released hereby, the alleged existence of any such claim shall not provide any basis on which the Company can fail or refuse to make the Termination Payment as and when such Termination Payment is due under this Agreement.

6.              Neither this Agreement, nor anything contained in it, shall constitute or shall be used as an admission or as evidence of any liability or wrongdoing whatsoever by or attributable to the Company or the Company Releasees.  The Company and the Company Releasees deny any liability whatsoever to Hersh and/or that it or they have violated any agreement with Hersh, or any duty or obligation owed him, derived from any source whatever whether statutory, regulatory, contractual or otherwise.  Neither this Agreement, nor anything contained in it, shall be introduced in any proceeding in any forum of any nature or description except to enforce this Agreement or to defend against any claim relating to the subject matter of the releases contained herein or as required by court order, subpoena, or other legal process.

7.              The Parties agree to the issuance of a Press Release regarding Hersh’s departure, in the form annexed hereto as Exhibit B.

8.                                      (a)                                 Hersh agrees that he will not engage in any wrongful conduct that is injurious to the Company and its subsidiaries’ officers and directors’ reputation and interest, including but not limited to, disparaging, inducing or encouraging others to disparage or bring claims against the Company and its subsidiaries’ officers and directors, or making or causing to be made any statement that is critical of or otherwise maligns the business reputation of the Company and its subsidiaries’ officers and directors, except if testifying truthfully under oath pursuant to any lawful court order or subpoena (“Required Disclosure”), provided that Hersh shall provide prior notice of a Required Disclosure as far in advance as reasonably practicable under the circumstances of a Required Disclosure (unless prohibited by law), so that the Company may intervene, appear or otherwise object, including by requesting confidential hearing or treatment at the Company’s sole expense.  The Parties acknowledge and agree that a violation or breach or an alleged violation or breach of this Paragraph 8(a) shall have no effect on the Company’s obligations under this Agreement to make the payments required hereunder to Hersh, including the obligation to make the Termination Payment as and when such Termination Payment is due under this Agreement, without limiting any other rights or remedies of the Company with respect to any such violation or breach.

(b)                                 The Company (through its and its’ subsidiaries’ officers and directors) will not engage in any wrongful conduct that is injurious to Hersh’s reputation and interest, including but not limited to, disparaging, inducing or encouraging others to disparage or bring claims against Hersh, or making or causing to be made any statement that is critical of or otherwise maligns the business reputation of Hersh, except pursuant to a Required Disclosure, provided that the Company shall provide prior notice of a Required Disclosure as far in advance as reasonably practicable under the circumstances of a Required Disclosure (unless prohibited by law), so that Hersh may intervene, appear or otherwise object, including by requesting confidential hearing or treatment at Hersh’s sole expense.

9.              The rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of New Jersey, without regard to principles of conflict of laws.

10.       This Agreement, along with all other agreements referenced herein, constitute and contain the entire agreement and understanding between Hersh and the Company concerning the subject matters addressed herein and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof.  This is an integrated document.  It is understood and agreed that except for paragraphs 10, 11, 12, 14 (but solely as Paragraph 14 relates to Paragraphs 11 and 12), and 15(a) of the Employment Agreement, which shall survive according to their respective terms and are incorporated herein by reference, the Employment Agreement shall terminate and be null and void and of no further effect, from on and after the day after the Termination Date.  For the avoidance of doubt, unless otherwise agreed in writing by Hersh and the Company, Hersh shall not be bound by the non-competition covenants contained in Section 13 of the Employment Agreement from and after the Termination Date In addition, the Indemnification Agreement is hereby incorporated by reference and shall remain in full force and effect.  If Hersh claims that the Company failed to make a payment or provide a benefit required to be paid or provided under this Agreement, and the Parties have a dispute or contest related to such a claim, the Company shall reimburse Hersh for his reasonable legal fees and expenses incurred in connection with such contest or dispute, but only if Hersh is successful in respect of substantially all of his claims pursed in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the final resolution of such contest or dispute.

11.       This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic and facsimiled copies of such signed counterparts may be used in lieu of the originals for any purpose.

12.       If any provision of this Agreement or the application thereof is held invalid, such invalidation shall not affect other provisions or applications of this Agreement and to this end, the provisions of this Agreement are declared to be severable, provided, however, that if the release provided for in Paragraph 5 or any part thereof is declared or adjudged invalid or unenforceable for any reason and, as a result, a claim covered by and released in Paragraph 5 (had Paragraph 5 or part thereof not been declared or adjudged invalid or unenforceable) is brought by Hersh against the Company, the entire Agreement shall be a nullity and all consideration provided in this Agreement shall be repaid by Hersh to the Company.  If the release provided for in Paragraph 5 or any part thereof is declared or adjudged invalid or unenforceable for any reason and a claim is brought by or on behalf of the Company against Hersh, the Company shall indemnify Hersh in connection with such claim.

13.       Each party has cooperated in the drafting and preparation of this Agreement.  Hence, in any construction or interpretation of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

14.       This Agreement cannot be modified except in writing signed by all parties.

15.       Hersh hereby acknowledges:

(a)         he has been advised to consult with an attorney before signing this Agreement;

(b)         he has obtained independent legal advice from an attorney of his choice with respect to this Agreement;

(c)          he freely, voluntarily and knowingly entered into this Agreement after due consideration;

(d)         he has had a minimum of twenty-one (21) days to review and consider this Agreement;

(e)          he has a right to revoke this Agreement by notifying Dennis J. Block, Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166 in writing through and including November 11, 2014;

(f)           In exchange for his waivers, releases and commitments set forth herein, including his waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits and other considerations that he is receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which he would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein.

16.       This Agreement shall become effective (the “Effective Date”) upon the expiration of the revocation period provided for in Paragraph 15(e) above, provided this Agreement has not been revoked in whole or in part.

17.       This Agreement and Release shall inure to the benefit of and shall be binding upon the Company and/or the Company Releasees and all their respective successors and assigns, and any entity with which they may merge or consolidate or to which they may sell all or substantially all their or its assets, and Hersh agrees that he may not sell or otherwise assign rights, obligations or benefits under this Agreement and any attempt to do so shall be void; Hersh further covenants and agrees that he has not assigned or otherwise transferred any claim released in this Agreement, in whole or party, to any person or entity.

18.       By signing this Agreement, Hersh affirms that on or before the Termination Date he shall return to the Company all keys, credit cards, if any, ID cards, and any laptops, phones or other electronic devices issued or provided by the Company, and that he shall return or destroy any and all original and duplicate copies of all his work product and of files, calendars, books, records, notes, notebooks, manuals, computer disks, diskettes, hard-drives, flash-drives, and any other magnetic and other media materials he has in his possession or under his control which contains confidential or proprietary information of the Company. Notwithstanding the foregoing, Hersh may retain his laptop, blackberry or other electronic device provided or issued to him by the Company, provided that Hersh (i) permanently removes and deletes or causes to be permanently removed and deleted all confidential or proprietary information of the Company contained on each such device as of the Termination Date; and (ii) provides the Company on the Termination Date with an affidavit dated as of such date that he has complied with the foregoing clause (i).

19.       The parties agree that the amounts and benefit payable hereunder are either exempt from or compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance promulgated thereunder (the “Section 409A”), and the parties agree not to take any position inconsistent with such agreement for any reporting purposes, whether internal or external, and to cause their affiliates, successors and assigns not to take any such inconsistent position.  Notwithstanding anything in this Agreement to the contrary, any payments or benefits due hereunder that constitute non-exempt “deferred compensation” (as defined in Section 409A) that are otherwise payable by reason of Hersh’s termination of service will not be paid or provided to Hersh until Hersh has undergone a “separation from service” (as defined in Section 409A), which the parties agree shall occur on the Termination Date. If, and only if, Hersh is a “specified employee” (as defined in Section 409A) and a payment or benefit provided for in this Agreement would be subject to additional tax under Section 409A if such payment or benefit is paid within six (6) months after Hersh’s separation from service, then such payment or benefit shall not be paid (or commence) during the six-month period immediately following Hersh’s separation from service except as provided in the immediately following sentence. In such an event, any payment or benefits that otherwise would have been made or provided during such six-month period and that would have incurred such additional tax under Section 409A shall instead be paid to Hersh in a lump-sum cash payment on the date that is six (6) months after Hersh’s separation from service, or, if earlier, within 5 days following the date of Hersh’s death. Hersh’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  If Hersh is entitled to any reimbursement of expenses or in-kind benefits that are includable in Hersh’s federal gross taxable income, the amount of such expenses reimbursable or in-kind benefits provided in any one calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Hersh’s right to reimbursement of expenses or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed as of the dates set for below.

Dated: November 4, 2014	/s/ Mitchell E. Hersh
Mitchell E. Hersh

THE COMPANY:
Mack-Cali Realty Corporation

Dated: November 4, 2014	By:	/s/ William L. Mack
Name: William L. Mack
Title: Chairman of the Board of Directors

EXHIBIT A

RELEASE

Reference is made to that certain Separation and General Release Agreement entered as of November 4, 2014 (“Agreement”), by and between Mitchell E. Hersh (“Hersh”) and Mack-Cali Realty Corporation (the “Company”).  Capitalized terms used in this Release and not defined herein shall have the meaning assigned to them in the Agreement.

In further consideration of the covenants undertaken pursuant to the Agreement, including, without limitation, the payments described in Paragraph 2 thereof, Hersh hereby waives, releases and forever discharges the Company and any of its predecessors, parents, subsidiaries, affiliates, and related companies, and all of his, its and/or their respective past and present parents, subsidiaries and affiliates, and all of their past and present employees, directors, officers, members, attorneys, representatives, insurers, agents, shareholders, successors, and assigns (individually and collectively “Company Releasees”), from and with respect to any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which Hersh now has, ever had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to Hersh, from the beginning of time until the Termination Date.  Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right asserted or which could have been asserted by Hersh against the Company and/or based upon or arising under any federal, state or local tort, fair employment practices, equal opportunity, or wage and hour laws, including, but not limited to, the common law of the State of New York and the State of New Jersey, Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, the New York City Human Rights Law, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Equal Pay Act, the Fair Labor Standards Act, the New York Labor Law, the New Jersey Law Against Discrimination, the New Jersey Wage and Hour Law, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act and the Employee Retirement Income Security Act, including all amendments thereto.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Hersh of:  (i) any claim or right that may arise after the Termination Date; (ii) any claim or right Hersh may have under the Agreement; (iii) any 401(k) plan benefits or other vested benefits due to Hersh pursuant to the terms and conditions of any Company employee benefit plan in which Hersh was a participant on or prior to the Termination Date (but not the Awards or Understandings); (iv) any benefits that are due or may be due to Hersh under any health and welfare plan of the Company in which Hersh was a participant on or prior to the Termination Date; (v) any claim or right Hersh may have under Section 15(a) of the Employment Agreement; or (vi) any claim or right Hersh may have pursuant to the Indemnification Agreement, or to indemnification, advancement, defense or reimbursement pursuant to any applicable D&O policies or any similar insurance policies, the Company’s amended and restated by-laws as amended or applicable law.

Dated:
Mitchell E. Hersh

EXHIBIT B

COMPANY PRESS RELEASE

M A C K – C A L I  R E A L T Y  C O R P O R A T I O N

NEWS RELEASE

For Immediate Release

Contacts:	Anthony Krug Mack-Cali Realty Corporation Chief Financial Officer (732) 590-1000	Ilene Jablonski Mack-Cali Realty Corporation Vice President of Marketing (732) 590-1000

MACK-CALI ANNOUNCES LEADERSHIP TRANSITION PLAN

Edison, New Jersey—November 4, 2014—Mack-Cali Realty Corporation (NYSE: CLI) today announced that Mitchell E. Hersh will step down as President and Chief Executive Officer at the Company’s Annual Meeting in May 2015 and will not stand for reelection to the Mack-Cali Board of Directors.

The Board intends to form a search committee and retain a leading executive search firm to identify a successor. To ensure a smooth transition, Mr. Hersh will continue to lead Mack-Cali in his current positions until his departure and will support the Board’s search process. A copy of a separation agreement entered into between Mr. Hersh and Mack-Cali will be filed by Mack-Cali on a Form 8-K.

“It has been a privilege to lead the finest employees in the industry, whose commitment and hard work never ceases to impress me,” said Mr. Hersh. “Together, we have steadily outperformed most of the markets that we operate in and have continued to reinvest in our office properties. At the same time, we have significantly advanced our multi-family residential strategy, successfully increasing the Company’s residential business mix through developable land acquisitions and property investments. After 17 years at Mack-Cali and 24 years at a predecessor company, I agree that it is the right time to transition leadership responsibilities, and I know that Mack-Cali has an outstanding team in place to continue building on our momentum. We have built a strong platform for long-term growth, and I am confident in the company’s future.”

“On behalf of the Board of Directors of Mack-Cali, I want to thank Mitch for his many contributions to the Company,” said William L. Mack, Chairman of the Mack-Cali Board. “Under his leadership, Mack-Cali has successfully repositioned its portfolio and diversified into the multifamily apartment sector. We look forward to identifying a new leader to continue executing on our strategic initiatives and strengthening our already strong platform. We greatly appreciate Mitch’s dedication to ensuring a seamless transition and wish him the best in his future endeavors.”

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali owns or has interests in 279 properties, consisting of 266 office and office/flex properties totaling approximately 30.8 million square feet and 13 multi-family rental properties containing over 3,900 residential units, all located in the Northeast. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of commercial and residential tenants.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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